INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES


We consent to the incorporation by reference in Registration Statement No. 333-02718 of Comcast UK Cable Partners Limited and subsidiaries (the "Company") on Form S-8 of our reports on Comcast UK Cable Partners Limited and subsidiaries dated February 27, 1998, appearing in this Annual Report on Form 10-K of
Comcast UK Cable Partners Limited and subsidiaries for the year ended December 31, 1997, and on Cambridge Holding Company Limited and subsidiaries dated February 29, 1996, incorporated by reference in this Annual Report on Form 10-K of Comcast UK Cable Partners Limited and subsidiaries for the year ended December 31, 1997.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of the Company, listed in Item 14(b)(i). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 23, 1998